EXHIBITS 5.1 and 23.2
DOLGENOS NEWMAN & CRONIN LLP
271 MADISON AVENUE
NEW YORK NY 10016
TEL 212 925 2800 FAX 212 925 0690

August 27, 2007

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

            RE:  AVITAR, INC.
                    FORM S-8 REGISTRATION STATEMENT

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Avitar, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration of 25,000,000 shares of the Company's common stock.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the related compensation agreements, legally and validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

                                    DOLGENOS NEWMAN & CRONIN LLP

                                    By: /s/EUGENE M. CRONIN